Exhibit 99.1
Magnolia Oil & Gas Corporation Announces First Quarter 2023 Results

HOUSTON, TX, May 3, 2023 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the first quarter of 2023.

First Quarter 2023 Highlights:

(In millions, except per share data)	For the Quarter Ended March 31, 2023	For the Quarter Ended March 31, 2022	Percentage increase (decrease)
Net income	$106.7	$208.6	(49)%
Adjusted net income(1)	$119.3	$208.6	(43)%
Earnings per share - diluted	$0.50	$0.90	(44)%
Adjusted EBITDAX(1)	$216.9	$298.4	(27)%
Capital expenditures - D&C	$139.7	$83.4	68%
Average daily production (Mboe/d)	79.3	71.8	10%
Cash balance as of period end	$667.3	$346.4	93%
Diluted weighted average total shares outstanding(2)	213.9	227.4	(6)%

First Quarter 2023 Highlights:

•Magnolia reported first quarter 2023 net income attributable to Class A Common Stock of $96.3 million, or $0.50 per diluted share. First quarter 2023 total net income was $106.7 million and total adjusted net income(1) was $119.3 million. Diluted weighted average total shares outstanding decreased by 6% to 213.9 million(2) compared to first quarter 2022.

•Adjusted EBITDAX(1) was $216.9 million during the first quarter of 2023. Total drilling and completions (“D&C”) capital during the first quarter was $139.7 million, which was below the low end of our guidance and is expected to be the highest quarterly level of capital expenditures during the year.

•Magnolia currently expects its 2023 capital spending for D&C to be between $440 million and $460 million, at least 10% lower than previous guidance and lower than the prior year. The reduction in capital is intended to improve our allocated spending in a period where oil service costs are not reflective of lower oil and especially natural gas prices. The lower spending is expected to be achieved primarily through lower oil services and materials costs and a modest reduction in our operated activity. Despite the decline in activity, full-year 2023 production is expected to grow 5 to 7% compared to 2022 levels, and in line with our business model.

•Net cash provided by operating activities was $219.8 million during the first quarter of 2023 and the Company generated free cash flow(1) of $60.6 million. Magnolia generated adjusted operating income(1) as a percentage of revenue of 46% during the quarter.

•Total production in the first quarter of 2023 grew 10% compared to the prior-year first quarter and 8% sequentially to 79.3 thousand barrels of oil equivalent per day (“Mboe/d”). Production at Giddings and Other in the first quarter of 2023 grew 22% compared to last year’s first quarter to 52.3 Mboe/d, including oil production growth of 36%.

•The Company repurchased 2.4 million of its Class A Common shares during the first quarter for $51.3 million. Magnolia has 6.5 million Class A Common shares remaining under its current repurchase authorization, which are specifically allocated toward open market share repurchases.

•As previously announced, the Board of Directors declared a cash dividend of $0.115 per share of Class A common stock, and a cash distribution of $0.115 per Class B unit, payable on June 1, 2023 to shareholders of record as of May 11, 2023.

(1) Adjusted EBITDAX, adjusted net income, adjusted operating income margin, and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.

•Magnolia returned $76.4 million(3) to shareholders during the first quarter through a combination of share repurchases and dividends while ending the period with $667.3 million of cash on the balance sheet. The Company remains undrawn on its $450.0 million revolving credit facility, has no debt maturities until 2026 and has no plan to increase its debt levels.

“Magnolia delivered a strong start to the year, supported by solid operating performance and a firm commitment to the founding principles of our business model and overall strategy,” said President and CEO Chris Stavros. “Magnolia’s focus has remained consistent and includes a disciplined approach toward capital spending, targeting moderate annual production growth, with high pre-tax operating margins, while generating reliable free cash flow. We strive to achieve these goals while continuously improving our per share metrics and maintaining a strong balance sheet with low levels of debt.

“Strong well performance in both the Karnes and Giddings areas and continued operating efficiencies at Giddings helped support year-over-year production growth of 10 percent during the first quarter. We generated over $60 million of free cash flow during the quarter while sustaining lower operating margins because of weaker oil and gas prices and higher costs associated with oil field service inflation.

“The current cost structure for oil field services and materials does not reflect the sharp decline in overall product prices as compared to last year. Rather than allocating more capital to achieve higher growth and diluting our margins during this time, we are taking actions to better align our capital spending to reflect the current environment. Beginning in the first quarter, we proactively worked with our top service providers and material suppliers in order to reduce our costs while deferring only a modest amount of operated activity. These measures should result in at least a 10 percent reduction in this year’s expected capital spending, deliver full-year 2023 production growth of 5 to 7 percent, and provide us with greater operating flexibility while generating more free cash flow during the year. The outcome is consistent with our business model which includes limiting our capital spending to approximately 55 percent of our EBITDAX to generate mid-single digit annual production growth.

“I commend our teams and our valued partners for working together cooperatively to help us reduce costs and maintain a steady pace of activity. Magnolia’s disciplined approach around capital allocation ideally positions us to create value through the cycle while supporting our differentiated return of capital program which focuses on increasing the per share value of the company. Our balanced strategy is underpinned by pursuing moderate annual production growth, repurchasing at least one percent of our outstanding shares per quarter and targeting small, accretive bolt-on oil and gas property acquisitions. These activities reinforce our investment proposition of providing 10 percent annual dividend growth over time.”

Operational Update

First quarter 2023 total company production volumes averaged 79.3 Mboe/d, representing growth of more than 10 percent over the prior-year first quarter and 8 percent sequentially. Production from Giddings and Other increased 22 percent compared to last year’s first quarter to 52.3 Mboe/d with oil production growing 36 percent over the same period. Magnolia’s first quarter 2023 capital spending of $139.7 million was below the low end of guidance range and should represent the highest quarter of capital spending for the year.

Magnolia continues to operate two drilling rigs and expects to maintain this level of activity throughout the year. One rig will continue to drill multi-well development pads in our Giddings area. The second rig will drill a mix of wells in both the Karnes and Giddings areas, including some appraisal wells at Giddings. For 2023 in Giddings, we currently expect to average approximately 4 wells per pad with average lateral lengths of approximately 8,000 feet. We continue to generate additional D&C efficiencies in our Giddings area including establishing new records for the number of completion stages per day.

Additional Guidance

We currently expect our total D&C capital for 2023 to be in the range of $440 to $460 million, which represents at least a 10 percent reduction from our original guidance. This new level of spending, which is expected to be lower than our full year 2022 outlays, focuses on achieving improved returns until service and material costs are better aligned with the decline seen in oil and gas prices. While we plan to maintain our 2-rig operated drilling program during 2023, we currently expect to defer a modest amount of our operated activity. This level of activity is expected to deliver full-year 2023 production growth of approximately 5 to 7 percent, primarily from the development program at our Giddings field asset.

We expect second quarter D&C capital expenditures to be approximately $100 million with total production for the second quarter estimated to be approximately 80 Mboe/d. Oil price differentials are anticipated to be approximately a $3.00 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the second quarter of 2023 is expected to be approximately 212 million shares, which is approximately 5 percent lower than second quarter 2022 levels.
(3) Includes $5.5 million of share repurchases incurred during the first quarter, but settled during the second quarter of 2023.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended March 31, 2023, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on May 4, 2023.

Conference Call and Webcast

Magnolia will host an investor conference call on Thursday, May 4, 2023 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors	Media

Jim Johnson	Art Pike
(713) 842-9033	(713) 842-9057
jjohnson@mgyoil.com	apike@mgyoil.com

Tom Fitter
(713) 331-4802
tfitter@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended
	March 31, 2023	March 31, 2022
Production:
Oil (MBbls)	3,221	2,816
Natural gas (MMcf)	12,650	12,378
Natural gas liquids (MBbls)	1,812	1,586
Total (Mboe)	7,141	6,465

Average daily production:
Oil (Bbls/d)	35,788	31,289
Natural gas (Mcf/d)	140,552	137,532
Natural gas liquids (Bbls/d)	20,129	17,624
Total (boe/d)	79,342	71,835

Revenues (in thousands):
Oil revenues	$239,122	$262,667
Natural gas revenues	27,771	56,580
Natural gas liquids revenues	41,489	58,592
Total Revenues	$308,382	$377,839

Average sales price:
Oil (per Bbl)	$74.24	$93.28
Natural gas (per Mcf)	2.20	4.57
Natural gas liquids (per Bbl)	22.90	36.94
Total (per boe)	$43.18	$58.44

NYMEX WTI (per Bbl)	$76.11	$94.38
NYMEX Henry Hub (per Mcf)	$3.45	$4.92
Realization to benchmark:
Oil (% of WTI)	98%	99%
Natural Gas (% of Henry Hub)	64%	93%

Operating expenses (in thousands):
Lease operating expenses	$42,371	$28,744
Gathering, transportation and processing	12,732	15,840
Taxes other than income	19,292	20,882
Depreciation, depletion and amortization	70,701	53,106

Operating costs per boe:
Lease operating expenses	$5.93	$4.45
Gathering, transportation and processing	1.78	2.45
Taxes other than income	2.70	3.23
Depreciation, depletion and amortization	9.90	8.21

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended
	March 31, 2023	March 31, 2022
REVENUES
Oil revenues	$239,122	$262,667
Natural gas revenues	27,771	56,580
Natural gas liquids revenues	41,489	58,592
Total revenues	308,382	377,839
OPERATING EXPENSES
Lease operating expenses	42,371	28,744
Gathering, transportation and processing	12,732	15,840
Taxes other than income	19,292	20,882
Exploration expenses	11	5,538
Asset retirement obligations accretion	841	789
Depreciation, depletion and amortization	70,701	53,106
Impairment of oil and natural gas properties	15,735	—
General and administrative expenses	19,766	17,070
Total operating expenses	181,449	141,969

OPERATING INCOME	126,933	235,870

OTHER INCOME (EXPENSE)
Interest income (expense), net	487	(9,357)
Other income (expense), net	(1,138)	207
Total other expense, net	(651)	(9,150)

INCOME BEFORE INCOME TAXES	126,282	226,720
Current income tax expense	4,202	18,100
Deferred income tax expense	15,403	—
NET INCOME	106,677	208,620
LESS: Net income attributable to noncontrolling interest	10,342	42,581
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	96,335	166,039

NET INCOME PER COMMON SHARE
Basic	$0.50	$0.90
Diluted	$0.50	$0.90
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	191,780	182,578
Diluted	192,054	183,163
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	21,827	44,267
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended
	March 31, 2023	March 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$106,677	$208,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	70,701	53,106
Exploration expenses, non-cash	5	—
Impairment of oil and natural gas properties	15,735	—
Asset retirement obligations accretion	841	789
Amortization of deferred financing costs	1,042	2,812
Deferred income tax expense	15,403	—
Stock based compensation	3,772	2,885
Net change in operating assets and liabilities	5,647	(29,343)
Net cash provided by operating activities	219,823	238,869

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	3,691	(1,055)
Additions to oil and natural gas properties	(138,645)	(84,230)
Changes in working capital associated with additions to oil and natural gas properties	(14,977)	13,946
Other investing	(284)	131
Net cash used in investing activities	(150,215)	(71,208)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(45,844)	(43,486)
Class B Common Stock purchase and cancellation	—	(84,733)
Dividends paid	(22,578)	(37,174)
Cash paid for debt modification	—	(5,272)
Distributions to noncontrolling interest owners	(2,510)	(11,637)
Other financing activities	(6,833)	(5,945)
Net cash used in financing activities	(77,765)	(188,247)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(8,157)	(20,586)
Cash and cash equivalents – Beginning of period	675,441	366,982
Cash and cash equivalents – End of period	$667,284	$346,396

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	March 31, 2023	December 31, 2022
Cash and cash equivalents	$667,284	$675,441
Other current assets	153,062	175,306
Property, plant and equipment, net	1,582,252	1,533,029
Other assets	173,456	188,809
Total assets	$2,576,054	$2,572,585

Current liabilities	$311,244	$340,273
Long-term debt, net	390,982	390,383
Other long-term liabilities	106,751	101,738
Common stock	23	23
Additional paid in capital	1,720,487	1,719,875
Treasury stock	(380,783)	(329,512)
Retained earnings	259,636	185,669
Noncontrolling interest	167,714	164,136
Total liabilities and equity	$2,576,054	$2,572,585

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, exploration costs, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	March 31, 2023	March 31, 2022
NET INCOME	$106,677	$208,620
Exploration expenses	11	5,538
Asset retirement obligations accretion	841	789
Depreciation, depletion and amortization	70,701	53,106
Interest (income) expense, net	(487)	9,357
Income tax expense	19,605	18,100
EBITDAX	197,348	295,510
Impairment of oil and natural gas properties (1)	15,735	—
Non-cash stock based compensation expense	3,772	2,885
Adjusted EBITDAX	$216,855	$298,395

(1) The proved property impairment was related to the natural gas well located in St. Martin Parish, Louisiana.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In thousands)	March 31, 2023	March 31, 2022
NET INCOME	$106,677	$208,620
Adjustments:
Impairment of oil and natural gas properties (1)	15,735	—
Change in estimated income tax (2)	(3,089)	—
ADJUSTED NET INCOME	$119,323	$208,620

Diluted weighted average shares of Class A Common Stock outstanding during the period	192,054	183,163
Weighted average shares of Class B Common Stock outstanding during the period (3)	21,827	44,267
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (3)	213,881	227,430

(1) The proved property impairment was related to the natural gas well located in St. Martin Parish, Louisiana.
(2) Represents corporate income taxes at an assumed annual effective tax rate of 19.6% for the quarter ended March 31, 2023.
(3) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin, operating income margin, and adjusted operating income margin

Our presentation of adjusted operating income margin, adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less cash operating costs per boe. We define adjusted operating income margin as operating margin excluding impairments of oil and natural gas properties. Management believes that adjusted operating income margin, total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, adjusted operating income margin, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted operating income margin, adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	March 31, 2023	March 31, 2022
Revenue	$43.18	$58.44
Total cash operating costs:
Lease operating expenses (1)	(5.87)	(4.41)
Gathering, transportation and processing	(1.78)	(2.45)
Taxes other than income	(2.70)	(3.23)
Exploration expenses	—	(0.86)
General and administrative expenses (2)	(2.30)	(2.23)
Total adjusted cash operating costs	(12.65)	(13.18)
Adjusted cash operating margin	$30.53	$45.26
Margin (%)	71%	77%
Non-cash costs:
Depreciation, depletion and amortization	$(9.90)	$(8.21)
Impairment of oil and natural gas properties (3)	(2.20)	—
Asset retirement obligations accretion	(0.12)	(0.12)
Non-cash stock based compensation	(0.53)	(0.45)
Total non-cash costs	(12.75)	(8.78)
Operating income margin	$17.78	$36.48
Add back: Impairment of oil and natural gas properties (3)	2.20	—
Adjusted operating income margin	$19.98	$36.48
Margin (%)	46%	62%

(1) Lease operating expenses exclude non-cash stock based compensation of $0.4 million, or $0.06 per boe, and $0.2 million, or $0.04 per boe, for the quarters ended March 31, 2023 and 2022, respectively.
(2) General and administrative expenses exclude non-cash stock based compensation of $3.4 million, or $0.47 per boe, and $2.7 million, or $0.41 per boe, for the quarters ended March 31, 2023 and 2022, respectively.
(3) The proved property impairment was related to the natural gas well located in St. Martin Parish, Louisiana.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	March 31, 2023	March 31, 2022
Net cash provided by operating activities	$219,823	$238,869
Add back: net change in operating assets and liabilities	(5,647)	29,343
Cash flows from operations before net change in operating assets and liabilities	214,176	268,212
Additions to oil and natural gas properties	(138,645)	(84,230)
Changes in working capital associated with additions to oil and natural gas properties	(14,977)	13,946
Free cash flow	$60,554	$197,928